Exhibit 23.4

CONSENT OF TETRA TECH CANADA INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “S-K 1300 Initial Assessment Report – Roughrider Uranium Project, Saskatchewan, Canada” dated November 5, 2024, that we prepared, which were included in and filed as an exhibit to Uranium Energy Corp.’s (the “Company”) Annual Report on Form 10-K for the period ended July 31, 2025, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated February 6, 2026, and any amendments or supplements thereto.

TETRA TECH CANADA INC.

/s/ Hassan Ghaffari
Hassan Ghaffari, M.A.Sc., P.Eng.
Director of Metallurgy

Date: February 6, 2026.